Exhibit 10.19

FARO Technologies, Inc.

Summary of Director Compensation Program

Equity Compensation

Initial Equity Grant:	Upon election of the board, each non-employee director will receive shares of restricted stock with a value equal to $100,000. The number of restricted shares granted will be determined by dividing $100,000 by the closing price of FARO common stock on the date of the non-employee director’s election to the Board. The shares of restricted stock will vest on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board.

Annual Equity Grant:	On the day following the annual meeting of shareholders, each non-employee director will receive shares of restricted stock with a value equal to $70,000. The number of restricted shares granted will be determined by dividing $70,000 by the closing price of FARO common stock on the day following the annual meeting of shareholders. The shares of restricted stock will vest on the first anniversary of the grant date, subject to a director’s continued membership on the Board.

Cash Compensation

Annual Cash Retainer:	$20,000
Board or Committee Meeting Fee:	$ 1,875 per board or committee meeting
Additional Annual Retainers — Committee Chairpersons:
Governance and Nominating Committee	$ 5,000
Operational Audit Committee	$ 5,000
Audit Committee	$10,000
Compensation Committee	$ 7,500
Additional Annual Retainer — Lead Director:	$35,000*
Additional Annual Retainer — Chairman:	$60,000*

* Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of FARO common stock on the date of grant. The shares of restricted stock will vest on the first anniversary of the grant date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board.

Share Ownership Guidelines

Effective 2009, the non-employee directors are subject to minimum share ownership guidelines. With two years after joining the Board, each non-employee director is required to own shares of the Company’s common stock with an aggregate value of $100,000, calculated based on the closing price of such stock on the date of grant or the purchase price, as applicable.